Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Expro Group Holdings N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, nominal value €0.06 per share	457(c) and (h)	13,162,760	$11.51	$151,503,367.60	$0.0000927	$14,044.36

Total Offering Amounts							$14,044.36

Total Fee Offsets							$0

Net Fee Due							$14,044.36

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares of the Registrant’s Common Stock, with respect to the shares registered herein in the event of stock splits, stock dividends and similar transactions.

(2)

The number of shares of Common Stock registered hereby represents shares issuable under the Expro Group Holdings N.V. 2022 Long-Term Incentive Plan (“Plan”), consisting of the sum of (1) 11,050,000 shares of Common Stock, (2) 600,090 shares of Common Stock, which is the number of shares that remained available for issuance under the Company’s former Long-Term Incentive Plan as of the effective date of the Plan, and (3) 1,512,670 shares of Common Stock, which is the number of shares that are underlying outstanding awards under the Company’s former Long-Term Incentive Plan as of the effective date of the Plan that may thereafter be forfeited or terminated, expire unexercised, settled in cash in lieu of shares or in a manner such that all or some of the shares of Common Stock covered by such award are not issued to the award holder, or exchanged for an award that does not involve shares of Common Stock.

(3)

Estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices on June 30, 2022 of the shares of Registrant’s Common Stock, as reported on the New York Stock Exchange.